Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2019 with respect to the consolidated financial statements of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Oklahoma City, OK

November 5, 2021